UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Syndax Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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☐	Fee paid previously with preliminary materials.

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Explanatory Note

Syndax Pharmaceuticals, Inc. (the “Company”) filed its Definitive Proxy Statement on Schedule 14A relating to the Company’s 2023 Annual Meeting of Stockholders (the “Proxy Statement”) with the Securities and Exchange Commission on April 7, 2023. Proposal 4 included in the Proxy Statement, regarding an amendment to the Company’s Amended and Restated Certificate of Incorporation (“Charter”) to increase the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares (the “Charter Amendment”), included a formatting error in respect of the proposed additions and deletions to the Company’s Charter. In addition, the Proxy Statement, including Proposal 4, included an error in the description of the vote required for approval of the Charter Amendment. We are filing these additional materials (the “Additional Materials”) to correct these errors. The Additional Materials should be read together with the Proxy Statement. Except as described herein, the Additional Materials do not amend, replace, supplement or otherwise affect the Proxy Statement or the information contained therein.

Proxy Statement Supplement for the 2023 Annual Meeting of Stockholders

Frequently Asked Question, page 5:

What vote is required to approve each item and how are votes counted?

References in the table included on page 5 of the Proxy Statement, under the heading “Vote Required for Approval,” incorrectly listed the vote for Proposal 4 to require “For” votes from the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter. The table is hereby revised to require the following vote for Proposal 4:

“For” votes from the holders of a majority of the outstanding shares of our common stock.

Proposal 4, page 23:

Reproduced in full below is a revised version of Proposal 4, which replaces Proposal 4 included in the Proxy Statement in its entirety:

PROPOSAL 4: APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background Regarding Proposed Amendment

The Board is asking stockholders to approve an amendment to the Certificate of Incorporation to increase the authorized number of total shares of all classes of stock that the Corporation has authority to issue from 110,000,000 shares to 210,000,000 shares, consisting of two classes: (1) 200,000,000 shares of common stock, $0.0001 par value per share, and (2) 10,000,000 shares of preferred stock, $0.001 par value per share, such amendment (the “Proposed Certificate Amendment”). On March 28, 2023, our Board adopted resolutions approving the Proposed Certificate Amendment in substantially the form attached as Appendix A hereto.

If our stockholders approve the Proposed Certificate Amendment, which the Board has approved and declared advisable, we expect to file a certificate of amendment with the Secretary of State of the State of Delaware to increase the number of authorized shares of our common stock and capital stock as soon as practicable following stockholder approval. In this regard, upon filing of the Proposed Certificate Amendment with the Secretary of State of the State of Delaware, the first paragraph of Article IV of the Certificate of Incorporation would be amended as follows, with the proposed additions underlined and proposed deletions stricken through:

“1. Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is ~~110,000,000~~210,000,000 shares, consisting of two classes: ~~100,000,000~~200,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”), and 10,000,000 shares of preferred stock, $0.001 par value (“Preferred Stock”).”

Under the Proposed Certificate Amendment, the authorized number of shares of preferred stock, of which none are currently outstanding, would remain unchanged.

As of March 22, 2023, the Record Date, our common stock share utilization was as follows:

Number of Shares of Common Stock
Authorized for issuance	100,000,000
Issued and outstanding	68,495,426
Reserved for issuance:
Issuable pursuant to outstanding equity awards under equity compensation plans, and inducement awards	9,944,054
Reserved and available for future issuance under our equity compensation plans	5,454,134
Issuable upon the exercise of our existing prefunded warrants	1,058,858
Total share usage (sum of issued and outstanding and reserved for issuance)	84,952,472
Total share usage as percentage of authorized	84.95%

As a result, only approximately 15,047,528 shares of our common stock (or 15.05% of the total authorized shares) remain available for future issuance.

The Proposed Certificate Amendment would increase the number of shares of common stock that we are authorized to issue from 100,000,000 shares of common stock to 200,000,000 shares of common stock, representing an increase of 100,000,000 shares of authorized common stock, with a corresponding increase in the total authorized capital stock, which includes common stock and preferred stock, from 110,000,000 shares to 210,000,000 shares.

Reasons for the Increase in Authorized Shares

Since the commencement of our operations, we have devoted substantially all of our resources to performing research and development activities in support of our product development efforts, hiring personnel, raising capital to support and expand such activities and providing general and administrative support for these operations. We do not have any products approved for sale and have not generated any revenue from product sales. We have funded our operations to date primarily from the issuance and sale of convertible preferred stock, public offerings of common stock and pre-funded warrants to purchase common stock and debt. We expect to continue to incur significant losses for the foreseeable future. We anticipate that a substantial portion of our capital resources and efforts in the foreseeable future will be focused on discovering new potential therapeutics, completing the necessary development, obtaining regulatory approval and preparing for commercialization of our product candidates. We will require additional financing to fund working capital and pay our obligations. We may pursue financing opportunities through the issuance of debt or equity.

The Board believes that the availability of additional authorized shares of common stock is needed to provide us with additional flexibility to issue common stock for a variety of general corporate purposes as the Board may determine to be desirable. The additional shares of common stock, if approved, may be used for various purposes without further stockholder approval. This includes, but is not limited to, using common stock as consideration for acquisitions, mergers, business combinations or other corporate transactions, raising equity capital, including any future at-the-market equity programs, adopting additional employee benefit plans or reserving additional shares for issuance under existing plans, implementing stock splits or stock dividends and other general corporate purposes. At present, we do not have any plans, arrangements or understandings to issue any of the additional shares of common stock that would be available as a result of the approval of this proposal, other than through the Company’s existing at-the-market offering program and through our existing equity compensation plans. However, unless our stockholders approve the Proposed Certificate Amendment, we may not have sufficient unissued and unreserved authorized shares to engage in similar transactions in the future.

Further, our success also depends in part on our continued ability to attract, retain, and motivate highly qualified management and key personnel. If this proposal is not approved by our stockholders, the lack of unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities could adversely impact our ability to achieve these goals.

Effect of Increase in Authorized Shares

The Proposed Certificate Amendment would not change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect. However, if this proposal is approved, unless otherwise required by applicable law or Nasdaq rules, the Board will be able to issue the additional shares of common stock from time to time in its discretion without further action or authorization by the stockholders. Any future issuance of additional shares of common stock authorized by the Proposed Certificate Amendment may occur at times or under circumstances as to have a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the present holders of our common stock, none of whom have preemptive rights under the Certificate of Incorporation to subscribe for additional securities that we may issue.

The Proposed Certificate Amendment has been prompted by business and financial considerations. The Board currently is not aware of any attempt by a third-party to accumulate shares of common stock or take control of the Company by means of a merger, tender offer or solicitation in opposition to management or the Board. Moreover, we currently have no plans to issue newly authorized shares of common stock to discourage third parties from attempting to take over the Company. However, the Proposed Certificate Amendment could, under certain circumstances have an anti-takeover effect or delay or prevent a change in control of the Company by providing the Company the capability to engage in actions that would be dilutive to a potential acquiror, to pursue alternative transactions, or to otherwise increase the potential cost to acquire control of the Company. Thus, while we currently have no intent to use the additional authorized shares as an anti-takeover device, the Proposed Certificate Amendment may have the effect of discouraging future unsolicited takeover attempts.

Once the Proposed Certificate Amendment is approved, no further action by the stockholders would be necessary prior to the issuance of additional shares of common stock unless required by applicable law or Nasdaq rules. Each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized shares of common stock. Adoption of the Proposed Certificate Amendment will not affect the rights of the holders of currently outstanding common stock, nor will it change the par value of the common stock.

Vote Required

The affirmative vote from the holders of a majority of the outstanding shares of our common stock will be required to approve the Proposed Certificate Amendment. Abstentions will have the same effect as a vote “AGAINST” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(PROPOSAL 4 ON YOUR NOTICE OF INTERNET AVAILABILITY)